Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP. ANNOUNCES RESULTS OF CANCELLATION OF COMMON STOCK WARRANTS

Midlothian, Virginia, July 6, 2006. Thomas W. Winfree, President and Chief Executive Officer of Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC) in Midlothian, Virginia, announced today that the recent cancellation of the common stock warrants issued in connection with the October 2002 common stock unit offering previously announced resulted in the issuance of 672,638 shares of common stock and the addition of $6,860,907.60 in capital. The cancellation was effective as of June 13, 2006. Mr. Winfree noted that, of the total warrants to acquire shares of common stock originally issued in 2002, warrants to acquire only 14,166 shares of common stock went unexercised. The Company is pleased with this high exercise rate and believes that it demonstrates shareholder support for the Company’s business strategy.

Continued...

The Company expects to use the additional $6.8 million in capital to support its growth strategy. The Company opened its first branch outside of Chesterfield County in May 2006 in Henrico County and expects to open two more branches later this year, one in Henrico County and the other in Powhatan County. The opening of these branches outside of Chesterfield County is part of the Company’s overall strategy of establishing Village Bank as a Richmond metropolitan area financial institution.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has eight branch offices, with two additional branch offices that are expected to open in 2006. The Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

The Company cautions readers that certain statements contained in this press release regarding its future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-KSB for the period ended December 31, 2005 and other filings with the Securities and Exchange Commission.